Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES THIRD QUARTER RESULTS

Quarterly Revenue Up 23% Year-over-Year;

Continued Increase in Revenue Contribution from New Programs;

More New Customer Wins

Spokane Valley, WA— May 3, 2011 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended April 2, 2011.

For the third quarter of fiscal 2011, Key Tronic reported total revenue of $63.4 million, up 23% from $51.7 million in the same period of fiscal 2010. For the first nine months of fiscal 2011, total revenue was $187.8 million, up 36% from $137.8 million in the same period of fiscal 2010.

Net income for the third quarter of fiscal 2011 was $0.7 million or $0.07 per diluted share, compared to $4.4 million or $0.43 per diluted share for the same period of fiscal 2010. Results for the third quarter of fiscal 2011 reflect increased material, freight and operational expenses associated with the Company’s new product mix and program startups. Results for the third quarter of fiscal 2010 included a net deferred tax benefit of $2.2 million or approximately $0.22 per diluted share. For the first nine months of fiscal 2011, net income was $4.2 million or $0.40 per diluted share, compared to $6.4 million or $0.63 per diluted share for the same period of fiscal 2010.

“We’re pleased with our strong year-over-year revenue growth for the third quarter and for the first nine months of fiscal 2011, driven primarily by the production ramp ups of new programs,” said Craig Gates, President and Chief Executive Officer, “During the third quarter of fiscal 2011, the revenue contribution from those of our new programs that have been ramped was mostly offset by forecast reductions in some longstanding customer programs. At the same time, we have continued to diversify our future revenue base by winning new programs involving mobile device accessories, aerospace and household products.

“Moving into the fourth quarter of fiscal 2011, we are seeing some increased demand in the forecasts from our longstanding customers, and we continue to focus on moving the new programs into production.

We expect to be generating revenue from 30 EMS customers in the fourth quarter compared to 20 EMS customers contributing to fourth quarter revenue in fiscal year 2010.”

Business Outlook

For the fourth quarter of fiscal 2011, the Company expects to report revenue in the range of $61 million to $65 million, and earnings in the range of $0.07 to $0.12 per diluted share.

Conference Call

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 866-225-8754 or +1 480-629-9692. A 48-hour replay will be available by calling 800-406-7325 or +1 303 590 3030 (Access Code: 4422531). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2011. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	April 2, 2011	April 3, 2010	April 2, 2011	April 3 2010
Net sales	$63,424	$51,697	$187,802	$137,756
Cost of sales	59,195	46,455	172,157	125,129

Gross profit on sales	4,229	5,242	15,645	12,627

Operating expenses:
Research, development and engineering	919	796	2,794	2,063
Selling, general and administrative	2,373	2,216	7,575	6,225

Total operating expenses	3,292	3,012	10,369	8,288

Operating income	937	2,230	5,276	4,339

Interest expense	172	13	319	77

Income before income taxes	765	2,217	4,957	4,262

Income tax (benefit) provision	41	(2,197)	758	(2,117)

Net income	$724	$4,414	$4,199	$6,379

Earnings per share:

Earnings per common share - basic	$0.07	$0.44	$0.41	$0.63
Weighted average shares outstanding - basic	10,353	10,126	10,332	10,094

Earnings per common share - diluted	$0.07	$0.43	$0.40	$0.63
Weighted average shares outstanding - diluted	10,436	10,254	10,420	10,148

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 2, 2011	July 3, 2010
ASSETS
Current assets:
Cash and cash equivalents	$629	$770
Trade receivables	42,326	34,617
Inventories	45,384	39,775
Deferred income tax asset	3,518	4,420
Other	6,353	3,115

Total current assets	98,210	82,697

Property, plant and equipment - net	15,255	13,898

Other assets:
Deferred income tax asset	4,356	4,394
Other	1,499	653

Total other assets	5,855	5,047

Total assets	$119,320	$101,642

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,927	$29,158
Accrued compensation and vacation	4,179	5,097
Current portion of other long-term obligations	752	146
Other	2,719	3,588

Total current liabilities	35,577	37,989

Long-term liabilities:
Revolving loan	13,738	1,554
Other long-term obligations	3,591	2,682

Total long-term liabilities	17,329	4,236

Shareholders’ equity:
Common stock, no par value ( in thousands) - shares authorized 25,000; issued and outstanding
10,356 and 10,264 shares, respectively	41,149	40,126
Retained earnings	23,732	19,533
Accumulated other comprehensive income (loss)	1,533	(242)

Total shareholders’ equity	66,414	59,417

Total liabilities and shareholders’ equity	$119,320	$101,642